PRESS RELEASE

For Release April 18, 2002                                                                     Page 1 of 3
Contact: Ronald G. Ford, Chairman of the Board of Directors - (231) 935-3071, ext.
115. Web site: www.northcountrybank.com

North Country Financial Corporation Elects Littlejohn as New CEO

(Traverse City, Michigan) - Ronald Ford, Chairman and Chief Executive Officer of North Country Financial Corporation (Nasdaq: NCFC), the holding company for North Country Bank and Trust, announced his intention to retire April 30 as Chief Executive Officer of both organizations. At the Annual Shareholder Meeting held April 16, 2002, the Board of Directors elected Sherry Littlejohn, current President and Chief Operating Officer of each organization, as the new CEO. Ford will remain as Chairman of the Board of both organizations.

      Ford retires after nearly 25 years with North Country Bank and Trust. He joined the bank as a Senior Lender in 1977 after a distinguished career with Household Finance Corporation. He was elected President and CEO of both North Country Financial Corporation and the bank in 1986. Ford's leadership and aggressive marketing strategies were instrumental in increasing the size of the corporation from approximately $40 million to $623.4 million as of March 31, 2002, and expansion of the bank from a single branch to 27 branches. Upon retirement, Ford will assist the corporation in a consulting role.

      "It has been exciting to witness the expansion of the bank over the years," said

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Ford. "I'm proud of the growth of the corporation and proud of the new management team headed by Sherry Littlejohn, President and CEO. Sherry has been with the corporation since 1984 and has been instrumental to its growth and success. She has been recognized by the Michigan Bankers Association as one of the top female executives in Michigan. She brings with her an intimate knowledge of virtually every aspect of banking and finance and this should ensure the continued success of the organization."

      "I welcome the challenge and appreciate the opportunity," said Littlejohn. I believe the organization of the future requires a different blend of values. Today, our roles are becoming blurred both in the workplace and at home. Many functions commonly performed by only one sex are now done regularly by both. Men and women are expected to be partners at home and teammates on the job. Often, both contribute equally to the family economy. Without sharing strengths, this would be impossible. Changes in values, labor availability, and family roles & lifestyles, have all been factors that have enhanced women's opportunities to compete and survive. Therefore, our challenge in the future should be to respect, encourage, and learn to work with each other as partners."

      Headquartered in Traverse City, North Country Financial Corporation is a diversified financial services company providing a full range of commercial, consumer and mortgage banking services to a client base throughout northern

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Michigan. North Country Bank and Trust, its primary subsidiary, has 27 offices conveniently located throughout Michigan's Upper Peninsula and northern Lower Michigan.

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